Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

EXP WORLD HOLDINGS, INC., a Delaware corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follow:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation on file with the Secretary of State (as amended, the “Charter”).

2.This Amendment to the Charter (this “Amendment”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 242 and 228 of the DGCL.

3.This Amendment shall amend the Charter by deleting Section 3.01 of Article III in its entirety and replacing it as follows:

“SECTION 3.01 Amount. The total number of shares of stock which the Corporation has authority to issue is 900,000,000 shares, initially all of which are designated as Common Stock, par value of $0.00001 per share (“Common Stock”).”

4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5.This Amendment shall be effective as of the date set forth below.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of May, 2021.

By: /s/ James Bramble

Name: James Bramble

Title: Corporate Secretary